Exhibit 99.1 Press Release dated February 18, 2009

FOR IMMEDIATE RELEASE                                                                FOR MORE INFORMATION:
February 18, 2009                                                                                     Mary Cohron
                                                                                                                    Chief Executive Officer
                                                                                                                    (270) 393-0700

Citizens First Corporation Announces Fourth Quarter 2008 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported its results of operations for the quarter and year ending December 31, 2008.

Key points include:

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Loss of $3.46 per basic and diluted common share for the quarter ending December 31, 2008 was primarily attributable to an $8.7 million non-cash charge for impairment of goodwill.  Excluding goodwill impairment, Citizens First’s loss totaled $0.27 per basic and diluted common share for the quarter (see reconciliation in “Financial Highlights” table below.)  Regulatory and tangible capital ratios were not adversely impacted by the goodwill impairment.

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For the year, net loss was $5.6 million or $3.14 per basic and diluted common share.  Excluding the goodwill impairment charge, full year earnings from continuing operations was $646 thousand, or $0.06 per basic and diluted common share. (see reconciliation in “Financial Highlights” table below)

•
The issuance of preferred stock to the U.S. Department of Treasury in the fourth quarter, as a participant in the Treasury’s Capital Purchase Program, strengthened an already strong Tier 1 capital ratio to 13.5% and Total risk based capital to 14.8%.

•	Credit quality continues to improve with a nonperforming asset to total asset ratio of 1.0% as of December 31, 2008 compared to 1.3% as of December 31, 2007.

•	The loan loss reserve was increased by $1.1 million during the fourth quarter as a result of continued efforts to monitor asset quality and ensure that the allowance is sufficient.

Mary D. Cohron, President and CEO, stated “While we have recorded a net loss for the year due to the current economic conditions, which resulted in an impairment of goodwill and additional provision expense, earnings from normal business operations continue to be good.  We are confident that our sound credit practices and the conservative nature of our balance sheet will allow us to withstand these challenging times and benefit when conditions improve.”

Fourth quarter results included a non-cash charge of $8.7 million, pre-tax, to record the impairment of goodwill.  This impairment loss reflects the Company’s annual impairment testing due to continued market deterioration in the fourth quarter.  While this charge flows through the Company’s income statement, it is a non-cash item that does not impact Citizen First’s liquidity or adversely affect regulatory or tangible capital ratios.  Citizens First remains well capitalized.

Net interest income for the quarter ended December 31, 2008 decreased $114 thousand, or 4.1%, compared to the previous year.  Net interest income for the twelve month period ended December 31, 2008 decreased $984,000, or 8.3%, compared to the previous year.  This decrease in net interest income was impacted by the decrease in the prime rate which declined from 7.25% at year end 2007 to 3.25% at year end 2008.  The Company’s net interest margin was 3.52% for the year ended 2008 compared to 4.14% for the year ended 2007.

Non-interest income increased $15 thousand, or 2.3%, and $332 thousand, or 13.2%, in the quarterly and year-to-date comparisons, respectively.  The increase in non-interest income was led by the gain in service charges on deposit accounts.  Non-interest expense, excluding the goodwill impairment, decreased $120 thousand, or 3.9%, and $616 thousand, or 5.1%, for the fourth quarter and twelve months respectively, compared to the same periods a year earlier.  A decrease in salary and benefit costs account for the primary decrease in non-interest expenses as employment has declined to 107 full time equivalent employees from 119 employees in 2007.

The provision for loan losses was $1.1 million for the quarter and $1.9 million year-to-date as of December 31, 2008, compared to $440 thousand for the quarter and $710 thousand year-to-date as of December 31, 2007.  Net charge-offs were $505 thousand for the quarter and $1.3 million year-to-date, compared to $203 thousand and $644 thousand for the quarter and year-to-date as of December 31, 2007.  As a percentage of total loans outstanding, the allowance for loan losses was 1.40% as of December 31, 2008, compared to 1.25% as of December 31, 2007.  Non-performing assets totaled $3.7 million at December 31, 2008 compared to $4.5 million at December 31, 2007, a decrease of $800 thousand.  Non-performing assets to total assets ratio was 1.0% and 1.3% at December 31, 2008 and December 31, 2007, respectively. “We increased our provision in the fourth quarter due to the increasingly difficult financial environment.  While this contributed to a loss in the fourth quarter, we feel it was an appropriate response based on current economic conditions.  We remain confident in our conservative approach to underwriting; we continue to monitor our delinquencies, evaluate the adequacy of the allowance for loan losses and place a great deal of emphasis on our collection efforts,” Cohron said.

“In 2008 we continued to grow customers and operations in Barren County with the opening of two new branches and the start of a third.  We made a concerted effort to control our overall balance sheet growth rates with an eye toward building capital and a strong infrastructure for future balance sheet growth,” said Cohron.  Total assets at December 31, 2008 were $355.1 million, up $8.7 million, or 2.5%, from $346.4 million at December 31, 2007.  Loans increased $16.9 million or 6.6%, from $254.8 million at December 31, 2007 to $271.7 million at December 31, 2007.  Deposits at December 31, 2008 were $273.0 million, a decrease of $9.3 million, or 3.3%, compared to $282.3 million at December 31, 2007.

Stockholders’ equity was 11.1% of total assets at December 31, 2008 compared to 10.8% at December 31, 2007 with equity increasing from $37.3 million at year end 2007 to $39.3 million at year end 2008. “The bank participated in the Treasury’s Capital Purchase Program and received $8.8 million in additional equity in December 2008.  This capital further improved our capital position which will allow us to better serve our existing customers and communities and afford us the ability to grow our customer base,” said Cohron.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has eleven offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel.  Actions by the Department of the Treasury and federal bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Use of non-GAAP financial measures

This earnings release presents computations of earnings and certain other financial measures excluding goodwill impairment (non-GAAP).  Goodwill impairment is included in financial results presented in accordance with generally accepted accounting principles (GAAP).  Citizens First believes the exclusion of goodwill impairment in expressing earnings and certain other financial measures, including “earnings per share from continuing operations available to common shareholders, excluding goodwill impairment”, provides a meaningful base for period-to-period and company-to-company comparisons.  These non-GAAP financial measures are also used by management to assess the performance of Citizens First’s business because management does not consider goodwill impairment to be relevant to ongoing operating results.

Consolidated Financial Highlights (Unaudited)
In thousands except per share data
                                                                                                                                                                           Three Months Ended                                                                      Twelve Months Ended
                                                                                                                                                                                  December 31                                                                                     December 31
                                                        2008                                       2007                                                     2008                                           2007

Interest income	$4,806	$5,443	$20,531	$22,743
Interest expense	2,142	2,665	9,592	10,820
Net interest income	2,664	2,778	10,939	11,923
Provision for loan losses	1,075	440	1,927	710
Net interest income after provision for loan losses	1,589	2,338	9,012	11,213
Non-interest income	670	655	2,839	2,507
Non-interest expenses	2,970	3,090	11,360	11,976
Loss on impairment of goodwill	8,698	0	8,698	0
Income(loss) before income taxes	(9,409)	(97)	(8,207)	1,744
Provision for income taxes	(2,733)	(92)	(2,566)	448
Net income/(loss)	(6,676)	(5)	(5,641)	1,296
Preferred dividends	145	131	534	520
Net income (loss) available for common shareholders	($6,821)	($ 136)	($6,175)	$ 776
Basic and diluted earnings (loss) per common share	($3.46)	($0.07)	($3.14)	$0.39
GAAP to Non-GAAP reconciliation
Net income (loss) (GAAP)	($6,676)		($5,641)
Goodwill impairment	8,698		8,698
Provision for income tax related to goodwill impairment	(2,411)		(2,411)
Income (loss) excluding goodwill impairment (Non-GAAP)	($389)		$646
Basic and diluted earnings (loss) per common share (Non-GAAP)	($0.27)		$0.06
                                                                                           December 31                                                   December 31
                                                                                                       2008                                                                  2007
Cash and cash equivalents	$15,331	$13,862
Available for sale securities	39,928	42,316
Loans held for sale	553	796
Loans, net of allowance for loan losses	267,929	251,571
Intangible assets	4,144	13,147
Other assets	27,240	24,661
Total assets	$355,125	$346,353

Deposits	$273,015	$282,276
Federal funds purchased and securities sold under repurchase agreements	8,258	3,181
FHLB advances	27,500	15,317
Other borrowings	5,000	5,000
Other liabilities	2,067	3,283
Total liabilities	315,840	309,057
Preferred stock	16,118	7,659
Common stock	27,058	26,573
Retained earnings	(3,228)	3,146
Accumulated other comprehensive income (loss)	(663)	(82)
Total shareholders’ equity	39,285	37,296
Total liabilities and shareholders’ equity	$355,125	$346,353

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